EXHIBIT 2.2

January 22, 2009

Alexei Marko

Chief Executive Officer

Neovasc Inc.

13700 Mayfield Place, Suite 2135

Richmond BC V6V 2E4 Canada

Re:	Amendment No. 1 to Exclusive Distribution Agreement and Purchase Option Agreement

Dear Alexei:

We refer to the Exclusive Distribution Agreement (the “Distribution Agreement”) and the Purchase Option Agreement (the “Option Agreement”), each dated for reference as of December 30, 2008, by and between LeMaitre Vascular, Inc., a Delaware corporation, on the one hand, and Neovasc Inc, a Federal Canadian Corporation and, in the case of the Purchase Option Agreement, Neovasc Medical Corporation, a British Columbia corporation, on the other hand (collectively, the Distribution Agreement and the Option Agreement are the “Agreements”). We hereby propose, and by your countersignature hereto, you hereby agree, to amend the Agreements as follows:

1.	With respect to each of the Agreements, “Effective Date” shall mean January 26, 2009.”

2.	Table 1 of Section 4.2(a) of the Distribution Agreement is hereby deleted in it’s entirely and replaced with the following revised Table 1:

Table 1

	Supply	Supply	Supply	Supply	Supply	Supply
Supply Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7
6,500, less any inventory of Products as described in Section 2.1(e) that is available to be sold in all Third Party Distributors’ channels of trade and not repurchased as per Section 2.1(e)	8,250	10,000	11,500	13,000	14,000	15,000

Each party hereby confirms that the representations and warranties made by it in the Agreements remain materially true and correct in all respects. All terms and provisions of the Agreements, as amended hereby, are hereby ratified and affirmed. This letter may be executed in any number of counterparts, which together shall constitute one instrument, and shall bind and inure to the benefit of the parties and their respective successors and assigns. This letter shall be construed in accordance with the laws (other than conflict of laws rules) of the Commonwealth of Massachusetts.

Please indicate your agreement by executing and returning the enclosed copy of this letter to our attention.

Yours very truly,

LEMAITRE VASCULAR, INC.

By:	/s/ David B. Roberts
Name:	David B. Roberts
Title:	President

Accepted and agreed:

NEOVASC INC.		NEOVASC MEDICAL INC.

By:	/s/ Alexei Marko	By:	/s/ Alexei Marko
Name:	Alexei Marko	Name:	Alexei Marko
Title:	CEO	Title:	CEO